Exhibit 99.1

The following communications are being filed in connection with the proposed acquisition of Oyster Point Pharma, Inc. by a wholly owned subsidiary of Viatris Inc. (“Viatris”).

Michael Goettler, Chief Executive Officer of Viatris, posted the following message on LinkedIn on November 11, 2022:

We made some exciting announcements earlier this week! In addition to delivering our seventh consecutive quarter of consistent and strong financial performance, we provided an update on our February 2022 Investor Event. We’ve been talking about the potential power of our Global Healthcare Gateway since we launched @Viatris, which is why this week we were thrilled to announce that we intend to create an ophthalmology franchise by acquiring Oyster Point Pharma and Famy Life Sciences. These acquisitions bring to us an innovative growth asset and five additional Phase III or Phase III-ready programs. We are particularly excited by the opportunity to address the unmet needs of patients with ophthalmic disease, consistent with our mission to empower people worldwide to live healthier at every stage of life.

When we formed Viatris, we laid out a clear strategy to build a highly diversified company with multiple capabilities spanning numerous geographies and therapeutic areas – purposefully designed with diversification and resilience in mind. The execution and consistent performance we have demonstrated in Phase 1 (2021 through 2023) is the foundation upon which we will return to growth in Phase 2 (2024 and beyond). Our teams across the world are highly engaged and are performing at peak levels. I am so proud of the culture we have built. It is our people that give us the confidence in our ability to deliver on our long-term targets and execute our strategic initiatives we laid out this week.

Read our press release for more important information. https://newsroom.viatris.com/2022-11-07-Viatris-Announces-Two-Acquisitions-to-Create-What-it-Expects-to-be-a-Leading-Ophthalmology-Franchise-Plans-to-Provide-Strategic-Update-on-its-February-2022-Investor-Event As today is Veterans Day in the U.S., I also want to take the opportunity to recognize our veterans at Viatris and their family members for their service and sacrifice.

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Rajiv Malik, President of Viatris, posted the following message on LinkedIn on November 11, 2022:

Earlier this week on our third quarter financial results call, I was proud to share key accomplishments for the quarter and provide a business outlook. We have executed seven consecutive quarters of strong performance, underscoring the underlying strength of our diversified base business. I would like to thank our @Viatris colleagues for their continued hard work and dedication.

Looking ahead, we will further enhance our pipeline of durable, higher-margin products. Our current pipeline consists of an increasing number of complex, hard-to-make products. I was especially proud on the call to shine a spotlight on our complex injectables franchise. Our science team has successfully developed a multitude of technology platforms, and we are positioned to be first to market with several generic complex injectables, many of which are already filed with the U.S. Food and Drug Administration. Plus, we have a deep pipeline of novel products. Our organic pipeline will be a key driver for our future product launches and will deliver more access to patients across a range of therapeutic areas.

On top of our organic pipeline, another exciting growth catalyst will come from the creation of an ophthalmology franchise through the future acquisitions of Oyster Point and Famy Life Sciences. Oyster Point brings to Viatris not only a novel marketed dry-eye product in the U.S., but, more importantly, a very experienced team that possesses deep knowledge of the ophthalmics space from a clinical, medical, regulatory and commercial perspective. Further, when combining Oyster Point with Famy Life Sciences’ pipeline and our global commercial footprint, R&D and regulatory capabilities, we believe that we are setting the foundation to become the next global ophthalmics leader.

We remain optimistic and confident about our future at Viatris.

Read our press release for more important information: https://newsroom.viatris.com/2022-11-07-Viatris-Announces-Two-Acquisitions-to-Create-What-it-Expects-to-be-a-Leading-Ophthalmology-Franchise-Plans-to-Provide-Strategic-Update-on-its-February-2022-Investor-Event

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Sanjeev Narula, Chief Financial Officer of Viatris, posted the following message on LinkedIn on November 11, 2022:

I’m incredibly proud of our talented team at @Viatris for delivering another solid quarter of financial results – and the seventh in a row! I believe a key to our continued success has been that we remain consistent with our strategy that we announced in February. We are making important strides to reshape Viatris, and we believe we have a clear, defined path to return our company to growth in 2024 and beyond. With the plans that we have announced, we expect to have the necessary financial flexibility to return significant capital to our shareholders (including initiating a share buyback in 2023), as well as to continue with our business development, as shown by our announcement to acquire Oyster Point Pharma and Famy Life Sciences to create what we expect will be a leading ophthalmology franchise. Our long-term success is built quarter by quarter.

For our third quarter we generated strong cash flows and delivered on our 2022 debt paydown target a full quarter ahead of schedule! This supports our commitment to maintaining our investment grade rating and positions us well for the remainder of 2022 and beyond.

Thank you again to each every one of our employees that are going above and beyond to help us succeed as a business so we can continue to fulfill our mission of empowering people worldwide to live healthier at every stage of life. Our efforts are truly making a difference.

Go here to read more our press release for more important information. https://newsroom.viatris.com/2022-11-07-Viatris-Announces-Two-Acquisitions-to-Create-What-it-Expects-to-be-a-Leading-Ophthalmology-Franchise-Plans-to-Provide-Strategic-Update-on-its-February-2022-Investor-Event

Additional Information

The tender offer for the outstanding shares of Oyster common stock referenced in this communication has not yet commenced. This document is for informational purposes only and it is neither an offer to purchase nor a solicitation of an offer to sell shares of Oyster’s common stock, nor is it a substitute for the tender offer materials that Viatris and Oyster will file with the United States Securities and Exchange Commission (the “SEC”) on Schedule TO. At the time any such tender offer is commenced, Viatris will file a Tender Offer Statement, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents with the SEC, and Oyster will file a Solicitation/Recommendation Statement relating to such tender offer with the SEC. Oyster’s stockholders are strongly advised to read these tender offer materials carefully and in their entirety when they become available, as they may be amended from time to time, because they will contain important information about such tender offer that Oyster’s stockholders should consider prior to making any decisions with respect to such tender offer. Once filed, stockholders of Oyster will be able to obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the proposed transaction (in which, among other things, Viatris, through its indirect wholly-owned subsidiary, will commence a cash tender offer to acquire all of the outstanding shares of common stock, $0.001 par value per share, of Oyster and, following the consummation of such tender offer, for such wholly-owned subsidiary of Viatris to be merged with and into Oyster), the expected timetable for completing the proposed transaction, the benefits and synergies of the proposed transaction, the ability to complete the transaction or to satisfy the various closing conditions, future opportunities for Viatris or Oyster and either of their products and any other statements regarding Viatris’ or Oyster’s future operations, strategic initiatives, financial or operating results, capital allocation, dividend policy and payments, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock the value of Viatris’ unique global platform, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

•	the ability of Viatris and Oyster to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction;

•	the ability of Viatris and Oyster to consummate the proposed transaction;

•

the conditions to the completion of the proposed transaction (including, but not limited to, that the stockholders of Oyster tender and do not withdraw, in the aggregate, at least 50% plus one of the outstanding shares of Oyster common stock) not being satisfied or waived on the anticipated timeframe or at all;

•	the regulatory approvals required for the proposed transaction not being obtained on the terms expected or on the anticipated schedule or at all;

•	the possibility that competing offers may be made;

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the possibility that Viatris may be unable to achieve expected benefits, synergies and operating efficiencies in connection with the proposed transaction within the expected timeframe or at all or to successfully integrate Viatris and Oyster;

•	the potential impact of public health outbreaks, epidemics and pandemics, including the ongoing challenges and uncertainties posed by the COVID-19 pandemic;

•	Viatris’ or Oyster’s failure to achieve expected or targeted future financial and operating performance and results;

•	the proposed transaction’s contingent value right payment, including Oyster’s ability to achieve the milestone(s) that trigger the contingent value right payment;

•	actions and decisions of healthcare and pharmaceutical regulators;

•

changes in relevant laws and regulations, including but not limited to changes in tax, healthcare and pharmaceutical laws and regulations globally (including the impact of potential tax reform in the U.S.);

•	the ability to attract and retain key personnel;

•	Viatris’ or Oyster’s liquidity, capital resources and ability to obtain financing;

•	any regulatory, legal or other impediments to Viatris’ or Oyster’s ability to bring new products to market, including but not limited to “at-risk launches”;

•	success of clinical trials and Viatris’ or Oyster’s (or, with respect to each, its partners’) ability to execute on new product opportunities and develop, manufacture and commercialize products;

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any changes in or difficulties with Viatris’ or Oyster’s manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand;

•	the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations;

•	any significant breach of data security or data privacy or disruptions to Viatris’ or Oyster’s information technology systems;

•	risks associated with having significant operations globally;

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the ability to protect Viatris’ or Oyster’s intellectual property and preserve their respective intellectual property rights, including, but not limited to, the risk that Oyster’s European patent related to OC-01 (sold in the Unites States as TYRVAYA® (varenicline solution) Nasal Spray) will be invalidated, or will have its claims amended, through opposition proceedings that are currently pending, which could have a material impact on Oyster’s ability to commercialize OC-01 in Europe and could permit the sale of competing products by third parties in Europe;

•	changes in third-party relationships;

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the effect of any changes in Viatris’ or Oyster’s (or, with respect to each, its partners’) customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following the proposed transaction;

•	the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products;

•	changes in the economic and financial conditions of Viatris or Oyster (or, with respect to each, its partners);

•	uncertainties regarding future demand, pricing and reimbursement for Viatris’ or Oyster’s products;

•	uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, inflation rates and global exchange rates; and

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inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in Part I, Item 1A in Viatris’ 2021 Form 10-K, Quarterly Reports on Form 10-Q and Viatris’ other filings with the SEC. You can access Viatris’ filings with the SEC through the SEC website at www.sec.gov or through our website, and Viatris strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated by reference in this communication and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended. Viatris undertakes no obligation to update any statements herein for revisions or changes after the filing date of this communication other than as required by law.